[LOGO] First Bancorp


                                  News Release

For Immediate Release:                                     For More Information,
September 27, 2005                                     Contact:  James H. Garner
                                                                    910-576-6171


           First Bancorp Announces Election of Chief Operating Officer



      TROY, N.C. - The Board of Directors of First Bancorp (NASDAQ - FBNC) announced today that Anna G. Hollers has been named Chief Operating Officer of First Bancorp and First Bank, the Company's principal banking subsidiary. Ms. Hollers will also continue serving as Executive Vice President and Corporate Secretary of both companies. Ms. Hollers has been with First Bank for 33 years, serving in many different capacities during her career.

      "This is an advancement for Anna that is important and most deserved" said James H. Garner, President and CEO of First Bancorp. "Anna has been a valuable leader at our company for a long time, and so much of our success over the years is attributable to her efforts. I'm very happy that the board has decided to name Anna as Chief Operating Officer."

      Jerry Ocheltree, recently named President of First Bank, also commented on the announcement. "This is great news for First Bank," he said. "Anna Hollers has been one of the key players in building First Bank, and we will all benefit from her serving in this role. I know already from personal experience how great Anna is to work with, and I look forward to continuing that relationship in the years to come."

      First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.7 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 60 branch offices, with 54 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

     Please visit our website at www.firstbancorp.com. For additional information, please contact:
                  Mr. James H. Garner
                  President & Chief Executive Officer
                  Telephone: (910) 576-6171